EXHIBIT 99.1

                                                          Corporate Headquarters
                                                      5333 Westheimer, Suite 600
                                                            Houston, Texas 77056

                                                    NEWS RELEASE
                                                    Contact: Jon C. Biro
                                                             Kathy Barnett

                                                    Phone:   713-351-4100
                                                    Fax:     713-335-2222
                                                    Website: www.icopolymers.com
                                                    Pages:   7
--------------------------------------------------------------------------------

              ICO, INC. ANNOUNCES FISCAL 2003 THIRD QUARTER RESULTS

     REVENUES  INCREASE  $7,445,000  OR  16%  ON  LOWER  TONNAGE
     NET LOSS OF $4,342,000 OR $.17 PER SHARE INCLUDES $806,000 OR $.03 PER SHARE OF CHARGES
     COMPANY  OUTLINES  COST  REDUCTION  PLAN

     HOUSTON, TEXAS, August 14, 2003 - ICO, Inc. (NASDAQ:ICOC) announced third quarter fiscal year 2003 financial results today. For the quarter, ICO reported revenues of $54,416,000, EBITDA loss (see "Reconciliation of Selected Financial Data" below) of $444,000 and an operating loss of $3,623,000 including $806,000 of impairment, restructuring and other costs. Net loss from continuing operations was $3,954,000 or $.16 per share. Including discontinued operations, net loss was $4,342,000 or $.17 per share.

RESULTS  OF  OPERATIONS
-----------------------

YEAR-OVER-YEAR  QUARTERLY  COMPARISON
-------------------------------------

     Compared to the third quarter of fiscal 2002, revenues increased $7,445,000 or 16%. The year-over-year revenue increase was related primarily to an increase in product sales volumes, the strengthening of the Euro and other foreign currencies relative to the U.S. Dollar (which increased revenues by $4,418,000), offset by a decline in toll service revenues. Continuing the year-on-year growth of the first half of the fiscal year, third quarter fiscal 2003 product sales volumes of ICORENETM and COTENETM rotational molding powders increased 19%, compared to the same quarter last year and revenues from these sales increased $8,683,000 or 50%.

     Gross margin (see "Reconciliation of Selected Financial Data" below) declined to 15.5% in the third quarter 2003 compared to 20.9% during the quarter ended June 30, 2002 primarily due to a change in revenue mix, as product sales revenues increased and toll service revenues declined. Service revenues generally provide higher profit margins because, unlike product sales, the Company does not purchase raw materials for these transactions. The change in revenue mix was particularly pronounced within the Company's European and North American operations. Weak operating performance of the Company's European operations also contributed to the decline in gross margins. Because of these factors, gross profit declined $1,406,000 or 14% compared to the same quarter last year. The strengthening Euro and other foreign currencies increased gross profit during the third quarter by $600,000.

     Selling, general and administrative expenses increased $1,592,000 or 22% during the third quarter of fiscal 2003, compared to the third quarter of fiscal 2002. As a percentage of revenues, sales, general and administrative expenses were 16.3% during the quarter, compared to 15.5% during the third quarter of fiscal 2002. The $1,592,000 increase in sales, general and administrative expenses was primarily due to the strengthening of the Euro and other foreign currencies versus the U.S. Dollar ($470,000 of the increase) and an increase in sales expenses (including travel) relating to the Company's effort to increase product sales revenues.

Impairment,  Restructuring  and  Other  Costs
---------------------------------------------

     Impairment, restructuring and other costs in the third quarter of 2003 of $806,000 related primarily to an impairment of fixed assets incurred by the Company's UK and North American ICO Polymers operations ($529,000) as well as severance expenses ($231,000) recognized by the Company's Italian operation. During the first half of fiscal year 2004, the Company will consolidate its Lovelady, Texas plant into its China, Texas plant as part of its cost reduction program. Further impairment, restructuring and other costs are expected in the Company's fourth quarter due to the cost reduction program the Company is undertaking; however, the amount and timing of these charges has not been determined at this time.

     Operating loss increased from a loss of $1,717,000 during the third quarter of 2002 to a loss of $3,623,000 due to the factors discussed above, offset by lower amortization expense and lower impairment, restructuring and other costs. Amortization expense declined primarily due to the Company's adoption of SFAS 142 "Goodwill and Other Intangible Assets", effective October 1, 2002 which ceased the amortization of goodwill.

     Loss from continuing operations before cumulative effect of change in accounting principle increased $1,006,000 or 34% to a loss of $3,954,000 due to the operating loss increase discussed above, offset by a reduction in net interest expense of $2,642,000 or 80% due to the repayment of $104,480,000 of the Company's 10 3/8% Senior Notes due 2007, during the first quarter of fiscal 2003. The loss also increased due to a decline in the benefit for income taxes of $983,000.

SEQUENTIAL QUARTER COMPARISON
-----------------------------

     Compared to the quarter ended March 31, 2003, revenues improved $912,000 or 2% due to stronger foreign currencies relative to the US Dollar and a change in product sales mix and average selling prices, offset by lower product and toll service volumes. Sales volumes of ICORENE and COTENETM rotational molding powders declined 2% during the third quarter primarily due to softening sales volume in the Company's Asian and European facilities. The toll service volume decline was primarily due to lower toll service volumes within the ICO Polymers North America. The Company's North American concentrates manufacturing operation also experienced a revenue and volume decline due to reduced customer demand. Gross margins declined from 18.6%, during the second quarter of fiscal year 2003, to 15.5% during the third quarter of fiscal 2003. Lower gross margins produced lower gross profit which declined $1,529,000 or 15% to $8,428,000 during the third quarter. Due to these changes and the impairment, restructuring and other costs, operating loss increased to a loss of $3,623,000 compared to the second quarter fiscal 2003 loss of $1,391,000.

LIQUIDITY
---------

     During the third quarter, cash balances declined $1,166,000 or 43%. The decline was due to capital expenditures of $2,344,000, a decline in accounts payable, an interest payment related to the Company's Senior Notes, a decline in accrued expenses and a domestic income tax payment related to fiscal year 2002, offset by short term borrowings under the Company's credit facilities and decline in inventory.

     The Company's borrowing capacity available under existing credit arrangements declined $7,150,000 to $11,350,000 in the quarter ended June 30, 2003. Credit availability has increased subsequent to June 30, 2003 primarily due to the sale of the Company's remaining Oilfield Service business announced on July 31, 2003.

BUSINESS  OUTLOOK  AND  COST  REDUCTION  PLAN
---------------------------------------------

     "The operating environment today continues to be very challenging," said Jon Biro, interim Chief Executive Officer and Chief Financial Officer. "Our business volumes have continued to soften during our fiscal third quarter and into our fourth quarter. Due to the loss of operating leverage on lower volumes and a very competitive price environment, our gross margins have been under pressure. Our operations in Sweden and certain operations in the U.S. dramatically under-performed during the quarter and declining resin prices during the third quarter prompted many customers to defer purchases and reduce their inventories.

     Despite the current market conditions and the fact that the traditional holiday period in Europe is expected to dampen European business volume during the last quarter of fiscal 2003, we expect the operating results, excluding impairment, restructuring and other costs, to improve during the fourth quarter. The improvement is expected to result primarily from significant cost reductions and better financial performance of under-performing business units. The cost reductions include $2,400,000 of reduced corporate overhead expenses following lay-offs in July, $1,200,000 for lay-offs mostly completed within the Company's ICO Polymers North America business and $2,000,000 of other targeted global cost reductions expected to be implemented by early fiscal 2004. These cost reductions and future cost reductions will be made carefully to ensure customer service levels remain high. We believe these improvements to our cost structure, along with turning around under-performing business units, will enhance our operating performance going forward while still giving us the capacity to grow the business."

PREFERRED  DIVIDEND
-------------------

     The Company's Dividend Committee of the Board of Directors has determined not to declare any dividend on its depositary shares, each representing of a share of $6.75 convertible exchangeable preferred stock, for the quarters ending on June 30, 2003 and September 30, 2003. These securities trade on the NASDAQ National Market System under the symbol "ICOCZ."

CONFERENCE  CALL  ON  THE  WEB
------------------------------

     A live Internet broadcast of ICO, Inc.'s conference call regarding fiscal 2003 third-quarter earnings can be accessed at 10:00 a.m. Central time on Thursday, August 14, 2003 at www.firstcallevents.com, where the webcast replay will be archived.

COMPANY  INFORMATION
--------------------

     With twenty locations on five continents, ICO Polymers produces custom, engineered polymer powders for rotational molding and other polymer markets, including textiles, metal coatings, and masterbatch. Through its Bayshore Industrial unit, ICO produces concentrates, masterbatches and specialty compounds primarily for the plastic film industry. ICO also remains an industry leader in size reduction, utilizing ambient, cryogenic and jet-milling technologies.

     This press release contains forward-looking statements, which are not statements of historical facts and involve certain risks, uncertainties and assumptions. These include, but are not limited to, demand for the Company's services and products, business cycles and other industry conditions, prices of commodities, international risks, operational risks, strategic alternatives available to the Company, and other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2002 and its other filings with the Securities and Exchange Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

                                    ICO, INC.
                       CONSOLIDATED STATEMENT OF OPERATIONS
       (UNAUDITED AND IN THOUSANDS, EXCEPT PER SHARE DATA AND PERCENTAGES)


                                                                                   THREE MONTHS ENDED         NINE MONTHS ENDED
                                                                                    JUNE 30,     MARCH 31,       JUNE 30,
                                                                                2003      2002      2003      2003       2002
                                                                              --------  --------  --------  ---------  ---------
 Product Sales                                                                $46,104   $38,020   $45,243   $128,617   $105,214
 Toll Services                                                                  8,312     8,951     8,261     24,551     26,465
                                                                              --------  --------  --------  ---------  ---------
 Total Revenues                                                                54,416    46,971    53,504    153,168    131,679
 Cost of sales and services                                                    45,988    37,137    43,547    127,463    105,818
                                                                              --------  --------  --------  ---------  ---------
 Gross Profit                                                                   8,428     9,834     9,957     25,705     25,861

      Selling, general and administrative expense                               8,858     7,266     9,026     25,907     21,968
      Stock option compensation expense                                            14         -        29        106          -
      Depreciation                                                              2,321     1,937     2,237      6,642      5,994
      Amortization of intangibles                                                  52       566        56        238      1,597
      Impairment, restructuring and other costs                                   806     1,782         -        806      1,782
                                                                              --------  --------  --------  ---------  ---------
 Operating loss                                                                (3,623)   (1,717)   (1,391)    (7,994)    (5,480)
 Other income (expense):
      Interest income                                                               9        83        24        283        371
      Interest expense                                                           (672)   (3,388)     (666)    (3,124)   (10,196)
      Other income (expense)                                                      (28)      731         1        492      1,695
                                                                              --------  --------  --------  ---------  ---------
 Loss from continuing operations before income taxes and cumulative
      effect of change in accounting principle                                 (4,314)   (4,291)   (2,032)   (10,343)   (13,610)
 Benefit for income taxes                                                        (360)   (1,343)     (349)    (1,872)    (3,397)
                                                                              --------  --------  --------  ---------  ---------
 Loss from continuing operations before cumulative effect of change in
      accounting principle                                                     (3,954)   (2,948)   (1,683)    (8,471)   (10,213)
 Income (loss) from discontinued operations, net of provision (benefit) for
      income taxes of $459, $(372), $224, $749 and $1,219, respectively          (388)     (370)       32        160      2,007
                                                                              --------  --------  --------  ---------  ---------
Net loss before cumulative effect of change in accounting principle            (4,342)   (3,318)   (1,651)    (8,311)    (8,206)
Cumulative effect of change in accounting principle, net of benefit
    for income taxes of $0, $0, $0, $(580) and $0                                   -         -         -    (28,863)         -
                                                                              --------  --------  --------  ---------  ---------
 Net loss                                                                     $(4,342)  $(3,318)  $(1,651)  $(37,174)  $ (8,206)
 Preferred dividends                                                                -      (544)        -       (544)    (1,632)
                                                                              --------  --------  --------  ---------  ---------
 Net loss applicable to common stock                                          $(4,342)  $(3,862)  $(1,651)  $(37,718)  $ (9,838)
                                                                              ========  ========  ========  =========  =========
 Basic and diluted income (loss) per share:
      Loss from continuing operations before cumulative effect of
            change in accounting principle                                     ($0.16)   ($0.14)   ($0.07)    ($0.36)    ($0.49)
      Income (loss) from discontinued operations                                (0.01)    (0.02)        -          -       0.08
                                                                              --------  --------  --------  ---------  ---------
      Net loss before cumulative effect of change in accounting principle       (0.17)    (0.16)    (0.07)     (0.36)     (0.41)
      Cumulative effect of change in accounting principle                           -         -         -      (1.16)         -
                                                                              --------  --------  --------  ---------  ---------
      Basic and diluted net loss per common share                              ($0.17)   ($0.16)   ($0.07)    ($1.52)    ($0.41)
                                                                              ========  ========  ========  =========  =========
 Earnings (loss) from continuing operations before interest, taxes, depreciation, amortization, impairment, restructuring and other
      charges, and cumulative effect of change in accounting principle (a)      ($444)  $ 2,568   $   902      ($308)  $  3,893
                                                                              ========  ========  ========  =========  =========

Gross Margin (a)                                                                 15.5%     20.9%     18.6%      16.8%      19.6%

(a)  See "Reconciliation of Selected Financial Data"


                                    ICO, INC.
                    RECONCILIATION OF SELECTED FINANCIAL DATA
                        (IN THOUSANDS, EXCEPT PERCENTAGES)


Disclosure  of  Non-GAAP  Financial  Measures

     On March 28, 2003, Regulation G and related amendments to SEC disclosure rules became effective. The new rules will apply whenever a company publicly discloses or releases material information that includes a non-GAAP financial measure.

     The Company believes that their presentation complies with both the letter and spirit of the new regulations and augments its efforts to continue to provide full and fair disclosure to the financial community. In addition, the Company has provided a reconciliation of all non-GAAP financial information that it discloses to the most comparable GAAP measures below.


                                                       THREE MONTHS ENDED        NINE MONTHS ENDED
                                                     JUNE 30,        MARCH 31,        JUNE 30,
                                                 2003       2002        2003      2003       2002
                                               ---------  ---------  ---------  ---------  ---------
 Revenues                                      $  54,416   $ 46,971  $  53,504  $ 153,168   $131,679
 Cost of sales and services                       45,988     37,137     43,547    127,463    105,818
                                               ---------  ---------  ---------  ---------  ---------
 Gross Profit                                      8,428      9,834      9,957     25,705     25,861

Gross Margin (a)                                   15.5%      20.9%      18.6%      16.8%      19.6%
                                               =========  =========  =========  =========  =========


                                                       THREE MONTHS ENDED        NINE MONTHS ENDED
                                                     JUNE 30,        MARCH 31,        JUNE 30,
                                                 2003       2002        2003      2003       2002
                                               ---------  ---------  ---------  ---------  ---------

 Operating loss                                  ($3,623)   ($1,717)   ($1,391)   ($7,994)   ($5,480)
 Amortization of intangibles                          52        566         56        238      1,597
 Depreciation                                      2,321      1,937      2,237      6,642      5,994
 Impairment, restructuring and other charges         806      1,782          -        806      1,782
                                               ---------  ---------  ---------  ---------  ---------

EBITDA (b)                                     $    (444)  $  2,568  $     902  $    (308) $   3,893
                                               =========  =========  =========  =========  =========



(a) Gross margin equals gross profit (defined as revenues less cost of sales and services) divided by revenues and the Company believes gross margin is an indicator of the Company's operating performance.

(b) "EBITDA" equals operating loss plus depreciation and amortization. EBITDA should not be considered as an alternative to net income or any other generally accepted accounting principles measure of performance as an indicator of the Company's operating performance or as a measure of liquidity. The Company believes EBITDA is a widely accepted financial indicator of a company's ability to service debt. Because EBITDA excludes some, but not all items that affect net income, such measure varies among companies and may not be comparable to EBITDA as used by other companies.

                                    ICO, INC.
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                             JUNE 30,    SEPTEMBER 30,
                                                                               2003          2002
                                                                          -------------  -------------
ASSETS
-------
 Current assets:
   Cash and cash equivalents                                              $       1,552   $    129,072
   Trade accounts receivables (less allowance for doubtful
        accounts of $1,998 and $1,695, respectively)                             45,964         39,498
   Inventories (less inventory reserve of $1,102 and $502, respectively)         25,833         19,367
   Prepaid expenses and other                                                     9,118         11,603
   Oilfield Services assets held for sale                                         3,882          2,783
                                                                          -------------  -------------
     Total current assets:                                                       86,349        202,323
                                                                          -------------  -------------


 Property, plant and equipment, net                                              67,254         62,607
 Goodwill                                                                         8,175         36,669
 Other                                                                            1,075          3,082
                                                                          -------------  -------------
      Total assets                                                        $     162,853  $     304,681
                                                                          =============  =============

LIABILITIES, STOCKHOLDERS' EQUITY AND ACCUMULATED
OTHER COMPREHENSIVE LOSS
-------------------------------------------------
 Current liabilities:
   Short-term borrowings                                                  $      13,316  $       4,568
   Current portion of long-term debt                                              3,127          2,793
   Accounts payable                                                              20,500         19,062
   Accrued interest                                                                 122          4,006
   Accrued salaries and wages                                                     2,716          2,319
   Income tax payable                                                             1,862          8,247
   Other accrued expenses                                                         8,434          8,760
   Oilfield Services liabilities held for sale and retained                       2,829          6,629
                                                                          -------------  -------------
     Total current liabilities                                                   52,906         56,384
                                                                          -------------  -------------

 Deferred income taxes                                                            4,733          6,525
 Long-term liabilities                                                            1,538          1,406
 Long-term debt, net of current portion                                          23,854        128,877
                                                                          -------------  -------------
     Total liabilities                                                           83,031        193,192
                                                                          -------------  -------------

 Commitments and Contingencies:                                                       -              -
 Stockholders' equity:
      Preferred stock, without par value- 345,000 shares
           authorized; 322,500 shares issued and outstanding with
           a liquidation preference of $32,250                                       13             13
      Undesignated preferred stock, without par value-
           105,000 shares authorized; 0 shares issued and outstanding                 -              -
      Junior participating preferred stock, without par value- 50,000
           shares authorized; 0 shares issued and outstanding                         -              -
      Common stock, without par value- 50,000,000 shares
           authorized; 25,010,012 and 24,450,345 shares issued
           and outstanding, respectively                                         43,399         42,674
      Additional paid-in capital                                                103,348        103,157
      Accumulated other comprehensive loss                                       (4,473)        (9,608)
      Accumulated deficit                                                       (62,465)       (24,747)
                                                                          -------------  -------------
     Total stockholders' equity                                                  79,822        111,489
                                                                          -------------  -------------
     Total liabilities and stockholders' equity                           $     162,853  $     304,681
                                                                          =============  =============
